Exhibit 99.1

China Biologic Announces Secondary Offering of Common Stock

BEIJING, China – June 2, 2016 – China Biologic Products, Inc. (NASDAQ: CBPO, “China Biologic” or the “Company”), a leading plasma-based biopharmaceutical company in China, today announced that Warburg Pincus Private Equity X, L.P. (“WP X”), Warburg Pincus X Partners, L.P. (“WPP X”) and WP X Biologics LLC (together with WP X and WPP X, the “Selling Stockholders”) agreed to sell 2,775,000 shares of the Company’s common stock in an underwritten public offering. China Biologic will not sell any shares in the offering and it will not receive any proceeds from the sale of the shares by the Selling Stockholders. Closing of the offering is expected to occur on or about June 8, 2016, subject to customary closing conditions. The total number of shares of common stock outstanding will not change as a result of this offering.

The shares to be sold in this offering represent approximately 10.4 percent of the Company’s current outstanding shares of common stock.

Morgan Stanley & Co. International plc is acting as the sole underwriter for the offering.

The offering is being made pursuant to an effective shelf registration statement. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to Morgan Stanley, Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY, 10014, United States of America, or by calling 1-866-718-1649, or by email at prospectus@morganstanley.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there by any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

About China Biologic Products, Inc.

China Biologic Products, Inc. (NASDAQ: CBPO), is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosage forms of plasma products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi’an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals, distributors and other healthcare facilities in China. For additional information, please see the Company’s website www.chinabiologic.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements about the proposed offering, which involves risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include stock market conditions and our ability to complete the offering on acceptable terms. Please refer to China Biologic filings with the SEC for more information on the risk factors that could cause our actual results to differ. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com